CERTIFICATE OF INCORPORATION

OF

Sputnik, Inc.

FIRST:    The name of the corporation is: Sputnik, Inc.

SECOND:    The address of the registered office of the corporation in the State of Delaware is located at:

9 E. Loockerman St., See. 205, Dover, Delaware 19901

Located in the County of Kent

The name of the registered agent at that address is:

Business Filings International, Inc.

THIRD:     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:    The total number of shares of stock which the corporation is authorized to issue is 1500 shares of common stock having no par value.

FIFTH:    No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (u) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

SIXTH:    The name and address of the incorporator is Richard Oster, Business Filings Incorporated, 8025 Excelsior Dr., Suite 200, Madison, WI 53717,

SEVENTH:    The names and addresses of the initial directors of the corporation are:

David LaDuke, 204 Sycamore Ave, Mill Valley, California 94941

David Sifry, 6034 Fulton Street, San Francisco, California 94121

I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file, and record this Certificate of Incorporation and do certify that the facts herein arc true.

/s/ Richard Oster

Dated: September 27, 2001

Richard Oster, Vice-President

Business Filings Incorporated

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

BEFORE PAYMENT OF ANY PART OF THE CAPITAL OF

SPUTNIK, INC.

The undersigned, hereby certifies that:

            l.    The name of the corporation (hereinafter called the "corporation") is Sputnik, Inc.

            2.    The corporation has not received any payment for any of its stock.

            3.    The Certificate of Incorporation of the corporation is hereby amended by striking out the Fourth Article thereof and by substituting in lieu of said Fourth Article the following new Fourth Article:

"The corporation is authorized to issue one class of stock to be designated common Stock ("Common Stock"). The total number of shares of Common Stock this Corporation shall have authority to issue is ten million (10,000,000), par value of $0.0001 per share."

            4.    The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by at least a majority of the directors who have been elected and qualified.

IN WITNESS WHEREOF, this certificate of Amendment has been executed on behalf of the Corporation by its President, this 2nd day of April, 2002.

SPUTNIK, INC.

By: /s/ Dave LaDuke

       Dave LaDuke, President